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                                                                    Exhibit 99.1


                                                           FOR IMMEDIATE RELEASE

CONTACT:

Richard Soloway, CEO                         Stephen D. Axelrod, CFA
Kevin S. Buchel, Senior VP                   Andria Arena (Media)
NAPCO Security Systems, Inc.                 Wolfe Axelrod Weinberger Assoc. LLC
(631) 842-9400 ext. 120                      (212) 370-4500; (212) 370-4505 fax
                                             steve@wolfeaxelrod.com


           NAPCO SECURITY SYSTEMS, INC. ANNOUNCES 2-FOR-1 STOCK SPLIT

AMITYVILLE, NEW YORK - MARCH 30, 2004 -- NAPCO Security Systems, Inc. (Nasdaq:
NSSC) one of the world's leading suppliers of high performance electronic security equipment for over 30 years, announced that its Board of Directors has declared a 2-for-1 stock split to be paid in the form of a 100% stock dividend. The stock split will be payable April 27, 2004 to all NAPCO shareholders of record as of April 13, 2004.

As a result of the stock split, shareholders will receive one additional share of common stock for every one share held on the record date. Upon completion of the split, the total number of shares of common stock outstanding will increase from approximately 3,454,216 to approximately 6,908,432.

Richard Soloway, Chairman, President and Chief Executive Officer of NAPCO, stated, "The Board believes that the 2-for-1 stock split will improve trading liquidity and broaden ownership of the company's common shares."

Mr. Soloway added, "In addition to the news of the stock split, we are excited about the many new, innovative security products that we will be introducing at the upcoming annual International Security Conference ("ISC Trade Show") in Las Vegas starting March 30th, one of the largest security shows in the world.

Included in this array of new flagship NAPCO product offerings is the STARLINK(TM) telemetry unit that will provide businesses, institutions and residential customers with extremely reliable wireless backup for central station monitoring of security systems over a NAPCO high speed digital network.


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Our building access control product line, under the Continental Instruments brand, will be introducing several new products as well. Among Continental's new offerings are the TURBO SUPERTERM(TM) access controllers that will now be capable of increasing the potential number of cardholders in an access control system to 200,000 separate ID's, and will also enable faster ID card processing to permit locations with large employee workforces such as Fortune 500 businesses, schools, municipalities and government institutions to conveniently enter and exit the premises en masse at peak periods. In an example of synergy between our divisions, Continental Instruments' engineers have also worked seamlessly with our NAPCO division to allow our CARDACCESS(R) access control systems to fully integrate with its sister company's new and existing GEMINI(TM) alarm systems."

"We believe that the aforementioned new products -- and others -- will allow NAPCO to provide its customers with a broader range of product choices and could result in even more value to its shareholders in the future," Mr. Soloway concluded.

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NAPCO Security Systems, Inc. is one of the world's leading manufacturers of technologically advanced electronic security equipment including burglary and fire alarm systems, access control products and electronic locking devices. The Company's products, including those of Alarm Lock and Continental Instruments, feature some of the most popular and best-selling control panels, sensors, locking devices and access control systems. They are used in residential, commercial, institutional and industrial applications. NAPCO security products have earned a reputation for technical excellence, reliability and innovation, poising the Company for revenue growth in the rapidly expanding electronic security market; a market whose current size exceeds $25 billion.

For additional information on NAPCO, please visit the Company's web site at www.napcosecurity.com

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.